As filed with the United States Securities and Exchange Commission on December 30, 2010

REGISTRATION STATEMENT NO. 333-171460

REGISTRATION STATEMENT NO. 333-150510

REGISTRATION STATEMENT NO. 333-88634

REGISTRATION STATEMENT NO. 333-74831

REGISTRATION STATEMENT NO. 333-05119

REGISTRATION STATEMENT NO. 033-48724

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pacific Capital Bancorp

(Exact name of Registrant as specified in its charter)

Delaware	95-3673456
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20 East Carrillo Street

Santa Barbara, California 93101

(Address of principal executive offices) (Zip code)

Pacific Capital Bancorp 2010 Equity Incentive Plan

Pacific Capital Bancorp 2008 Equity Incentive Plan

Pacific Capital Bancorp 2002 Stock Plan

Pacific Capital Bancorp 1994 Stock Option Plan

Santa Barbara Bancorp 1996 Directors Stock Option Plan

Santa Barbara Bancorp Restricted Stock Option Plan

(Full title of Plans)

Christine M. Sontag, Esq.

Senior Vice President and Associate General Counsel

20 East Carrillo Street

Santa Barbara, California 93101

(Name and address of Agent for Service)

(805) 564-6405

(Telephone number, including area code, of Agent for Service)

Copies to:

Joshua A. Dean, Esq.

Michael Wong, Esq.

Manatt, Phelps & Phillips, LLP

695 Town Center Drive, 14th Floor

Costa Mesa, California 92626

(714) 371-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY STATEMENT

This Post-Effective Amendment is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), and constitutes Amendment No. 1 to the registration statements on Form S-8 (File Nos. 333-171460, 333-150510, 333-88634, 333-74831, 333-05119 and 033-48724) (collectively, the “Registration Statements”) originally filed by Pacific Capital Bancorp, a California corporation (“California PCB”) and the predecessor of Pacific Capital Bancorp, a Delaware corporation (the “Registrant”), relating to the Pacific Capital Bancorp 2010 Equity Incentive Plan, the Pacific Capital Bancorp 2008 Equity Incentive Plan, the Pacific Capital Bancorp 2002 Stock Plan, the Pacific Capital Bancorp 1994 Stock Option Plan, the Santa Barbara Bancorp 1996 Directors Stock Option Plan and the Santa Barbara Bancorp Restricted Stock Option Plan (the “Stock Plans”). The Registrant succeeded to the interests of California PCB following a reincorporation effected pursuant to an Agreement and Plan of Merger, dated as of December 30, 2010 (the “Merger Agreement”), between the Registrant and California PCB. The Merger Agreement provided for, among other things, the merger of California PCB with and into the Registrant, a wholly owned subsidiary of California PCB (the “Merger”). The Merger Agreement was approved by the shareholders of California PCB pursuant to a written consent dated December 1, 2010, for which information was furnished pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As a result of the Merger, upon the effective date of the Merger, (1) each outstanding share of California PCB common stock, no par value, was automatically converted into one share of common stock, $0.001 par value, of the Registrant; and (2) each outstanding and unexercised option or other right to purchase or receive or security convertible into California PCB common stock became an option or right to purchase or receive or a security convertible into common stock of the Registrant on the basis of one share of common stock of the Registrant for each share of California PCB common stock issuable pursuant to any such option, right to purchase or receive or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such California PCB option, right to purchase or receive or convertible security. Immediately prior to the consummation of the Merger, the Registrant had nominal assets and liabilities.

In accordance with Rule 414 under the Securities Act, the Registrant, as successor issuer to California PCB, hereby expressly adopts this Registration Statement as its own for all purposes of the Securities Act and the Exchange Act. The applicable registration fees were paid at the time of the original filing of this Registration Statement.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (“SEC”) are hereby incorporated by reference in this Registration Statement:

(a) California PCB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended;

(b) All other reports filed by California PCB or the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by California PCB’s Annual Report referred to in (a) above; and

(c) The description of the Registrant’s common stock contained in the Registrant’s Current Report on Form 8-K filed with the SEC on December 30, 2010, including any other amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities offered hereby has been passed upon for the Registrant by Christine M. Sontag, its Senior Vice President and Associate General Counsel. As of December 29, 2010, Christine M. Sontag beneficially owned 442 shares of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that these provisions shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, vote of stockholders or otherwise.

The Registrant’s Board of Directors has resolved to indemnify the officers and directors of the Registrant to the full extent permitted by Section 145 of the DGCL, and Article Ninth of the Registrant’s certificate of incorporation, as amended, and Article VIII of the Registrant’s bylaws authorize the Registrant to provide for indemnification of officers and directors to the same extent. This indemnification limits the personal monetary liability of directors in performing their duties on behalf of the Registrant, to the extent permitted by the DGCL, and permits the Registrant to indemnify its directors and officers against certain liabilities and expenses, to the extent permitted by the DGCL. In addition, the Registrant maintains a directors’ and officers’ liability insurance policy that insures its directors and officers against certain liabilities, including certain liabilities under the Securities Act.

Additionally, the Registrant has entered into indemnification agreements (each, an “Indemnification Agreement”) with each of its directors and senior executive officers (each an “Indemnitee”). The Indemnification Agreements provide each of the Indemnitees with, among other things, indemnification against liabilities relating to their service as directors and officers of the Registrant and the advancement of expenses under certain circumstances, in each case to the fullest extent permitted by law. The Indemnification Agreements also require the Registrant to take commercially reasonable efforts to purchase and maintain one or more policies of directors’ and officers’ liability insurance to cover liabilities asserted against, or incurred by, the Indemnitees.

The foregoing summaries are necessarily subject to the complete text of the DGCL, the Registrant’s certificate of incorporation, as amended, and bylaws and the agreements referred to above, and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of Pacific Capital Bancorp, as amended, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of Pacific Capital Bancorp filed December 30, 2010.

4.2	Bylaws of Pacific Capital Bancorp, incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K of Pacific Capital Bancorp filed December 30, 2010.

5.1	Opinion of Christine M. Sontag, Esq. as to the validity of the Common Stock.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Christine M. Sontag, Esq. included on Exhibit 5.1.

24.1	Power of attorney, included on signature page hereto.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on this 30th day of December 2010.

PACIFIC CAPITAL BANCORP

By:	/s/ Carl B. Webb
Carl B. Webb
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints Carl B. Webb and Mark K. Olson, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement (including any amendment thereto) of the Registrant and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald J. Ford Gerald J. Ford	Director, Chairman of the Board	December 30, 2010

/s/ Carl B. Webb Carl B. Webb	Chief Executive Officer and Director	December 30, 2010

/s/ Mark K. Olson Mark K. Olson	Chief Financial Officer	December 30, 2010

/s/ D. Vernon Horton D. Vernon Horton	Director	December 30, 2010

/s/ George S. Leis George S. Leis	Director	December 30, 2010

/s/ Edward E. Birch Edward E. Birch	Director	December 30, 2010

/s/ John R. Mackall John R. Mackall	Director	December 30, 2010

/s/ Kathy J. Odell Kathy J. Odell	Director	December 30, 2010

/s/ Richard S. Hambleton, Jr. Richard S. Hambleton, Jr.	Director	December 30, 2010

/s/ Roger C. Knopf Roger C. Knopf	Director	December 30, 2010

/s/ Richard A. Nightingale Richard A. Nightingale	Director	December 30, 2010

/s/ H. Gerald Bidwell H. Gerald Bidwell	Director	December 30, 2010

/s/ S. Lachlan Hough S. Lachlan Hough	Director	December 30, 2010

/s/ William R. Loomis Jr. William R. Loomis Jr.	Director	December 30, 2010

Exhibit Index

Exhibit Number	Description
4.1	Certificate of Incorporation of Pacific Capital Bancorp, as amended, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of Pacific Capital Bancorp filed December 30, 2010.

4.2	Bylaws of Pacific Capital Bancorp, incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K of Pacific Capital Bancorp filed December 30, 2010.

5.1	Opinion of Christine M. Sontag, Esq. as to the validity of the Common Stock.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Christine M. Sontag, Esq. included on Exhibit 5.1.

24.1	Power of attorney, included on signature page hereto.